CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
Comment on Market Speculation
April 7, 2008 — Guernsey, Channel Islands — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE:CNR, AMEX:CNR) today makes the following announcement in response to market speculation:
The Company noted in its recently filed Annual Report on Form 10-K that in order to continue with its planned development activities in Georgia, it was currently investigating fundraising proposals and that it would require to raise additional capital in 2008. The Company confirms that it is continuing to seek such funding and is in active discussions in connection with a potential fundraising. However, no agreement has yet been reached in relation to such a fundraising. A further announcement will be made in due course.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
US and NORWAY
Eric Cameron, Christopher Rodsten, Fredrik Tangeraas
Gambit Hill & Knowlton AS
Tel: +47 96 62 55 94
Email: canargo@hillandknowlton.com